"NOTE - Certain confidential technical and commercial information has been redacted from this exhibit in order to preserve the confidentiality of such information. All of the confidential information which has been redacted is on file with the Securities and Exchange Commission. Redacted material is indicated by the symbol, "[**REDACTED**]" where such redacted text would have appeared in this exhibit."


                                 STORESONLINE.COM
                         CABLE RESELLER AND MALL AGREEMENT

                            MediaOne of Colorado, Inc.


  THIS CABLE RESELLER AND MALL AGREEMENT     (the "AGREEMENT") is made and
entered into as of the date set forth on the Addendum attached hereto and by this reference made a part hereof (the "ADDENDUM"), between and among STORESONLINE.COM, INC., a California corporation, and NETGATEWAY, a Nevada corporation, on the one hand (collectively, "STORESONLINE"), and the Reseller identified on the Addendum, on the other hand ("RESELLER").

                                  R E C I T A L S
                                  - - - - - - - -
     A. Reseller is an established business entity, engaged in the business of providing high speed Internet access, data transmission and cable television programming services throughout the United States.

     B. StoresOnline is a provider of turnkey electronic commerce services which: (i) develops, manages, maintains and hosts online electronic shopping malls and (ii) owns, operates and maintains an Internet storefront-building services package comprised of certain services delivered through StoresOnline's proprietary software, the standard features of which are more particularly described on the Addendum (collectively, the "SERVICES").

     C. The Services are delivered through the Internet and may be made available through a private, branded electronic exchange to be developed for Reseller.

     D. StoresOnline desires to: (i) sell and license the Services to Reseller for Reseller's resale and sublicense to end-user customers or, with the written permission of StoresOnline, to other resellers and (ii) develop, manage, maintain and host one or more on-line malls to be branded around Reseller's name, brand and image (each, a "Mall" and collectively, the "Malls").
     E. Reseller desires to purchase and license the Services for resale to end-user customers and shall use its unique resources to promote the Services as hereinafter set forth.

                                   AGREEMENT

     NOW, THEREFORE, on the basis of the foregoing recitals, and in consideration of the mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

     1.    SERVICES.

          a.   SCOPE OF AGREEMENT.   This Agreement covers (i) the purchase,
licensing, promotion and sale of the Services and (ii) the design and development of the Malls, all in accordance with the terms and conditions set forth herein and on the Addendum.


          b.   LICENSE GRANT; SALE OF SERVICES.   StoresOnline grants to
Reseller, subject to the terms and conditions of this Agreement, the non-exclusive right and license to resell and sublicense (in the case of software products), the Services to Reseller's end-user customers or, with the written permission of StoresOnline, to other resellers. In the case of software products, Reseller acknowledges that such software is and will remain proprietary to StoresOnline, is copyrighted and that Reseller acquires no right, title or interest in or to any such software by this Agreement. Reseller agrees to sublicense the Services hereunder pursuant to the Standard License Agreement Terms set forth on Exhibit A hereto, and to cause each of its customers or other resellers to sublicense the Services pursuant to such terms, which terms, in the case of a reseller, shall be accepted upon store set-up and, in the case of an end-user customer, shall be accepted as part of the storefront registration process described below.


          c. PRODUCT NAME. It is expressly agreed that the ownership and all right, title and interest in and to the Services and any trademark, trade name, patent or copyright relating to the Services is and will remain vested solely in StoresOnline; PROVIDED, HOWEVER, that as permitted by this Agreement, Reseller may use any existing or future trademark, trade name, patent or copyright relating to the Malls and/or the Services, such use to be limited to promoting, selling, installing or maintaining the Malls and/or the Services; and PROVIDED, FURTHER, that as permitted by this Agreement, the Services may be branded around Reseller's name, brand and image. Reseller shall use commercially reasonable efforts during the term of this Agreement to protect StoresOnline's trademarks, trade names, patents and copyrights, but shall not be required to instigate legal action against third parties for any infringement thereof. Reseller shall notify StoresOnline of any infringement as soon as practicable after becoming aware of any such infringement. Reseller shall not use, directly or indirectly, in whole or in part, StoresOnline's name or any other trade name or trademark that is owned or used by StoresOnline in connection with any product other than StoresOnline's products, without the prior written consent of StoresOnline.

          d.   RESELLER BRANDING.   It is expressly understood and agreed
that the ownership and all right, title and interest in and to any trademark, trade name, patent or copyright owned by Reseller or any end-user customer hereunder is and will remain vested solely in Reseller or such end-user customer, as applicable; PROVIDED, HOWEVER, that as permitted by this Agreement, StoresOnline may use any existing or future trademark, trade name, patent or copyright owned by Reseller or such end-user customers, such use to be limited to developing, managing, maintaining and hosting the Malls and/or the Services.

          e.   MALL DEVELOPMENT.   StoresOnline shall develop, manage,
maintain and host the Malls in accordance with the terms and conditions set forth herein and on the Addendum. The Malls shall be branded around Reseller's name, brand and image and shall link to the Reseller's branded StoresOnline solution. The Malls will include appropriate URL addresses, four to six featured products and stores from various Reseller and third party advertisers, additional Reseller and non-Reseller advertiser stores and products catalogued with text references, and links to top-tier eCommerce sites. The Malls will also include an appropriate search engine, commerce functionality, banner and other appropriate advertising space and such other features as the parties shall mutually agree. The Malls will be capable of cataloguing stores independently or in conjunction with all other Malls developed hereunder, if any, as well as other malls which belong to the StoresOnline electronic mall network. Reseller agrees and understands that the storefronts of its end-user customers may be placed in one or more electronic malls developed and/or operated by StoresOnline (in addition to the Malls).

          e.   RESELLER ONLINE STORE.   StoresOnline shall develop,  manage,
maintain and host an online store for Reseller linked to the Malls that may contain up to fifty products (the "Online Store"). StoresOnline shall update the Online Store content on a monthly basis as reasonably instructed by Reseller and as is deemed mutually reasonable by both parties. The Online Store shall be accessible and fully functional within ten (10) business days of the date on which Reseller provides StoresOnline with all of the information required by StoresOnline to complete the Online Store, including but not limited to, all initial content for the Online Store.


     2. TERM OF AGREEMENT. The term of this Agreement shall commence as of September 1, 1999 and continue for an initial term of two (2) years. Such term may be extended for additional one-year terms thereafter with the affirmative written consent of the parties hereto, such consent to be given not less than sixty (60) days prior to the expiration of the applicable term.


          a. Notwithstanding the foregoing, this Agreement may be terminated in accordance with the provisions of Section 10.

          b. Termination of this Agreement shall not relieve either party of any obligations incurred prior to termination, including outstanding delivery and payment obligations and other contractual commitments herein or mutually agreed to from time to time by the parties in writing. The obligations set forth in Sections 3d, 6b, 8, 10a, 12c, 12e, 12f and 12h are expressly intended to survive termination of this Agreement. Upon termination of this Agreement, each party (i) shall promptly return to the other party all Proprietary Information (as hereinafter defined) as provided in Section 12.e hereof; (ii) render a final accounting to the other party of all amounts due and owing hereunder, and any requisite payments in connection therewith, within ninety (90) days of such termination; and (iii) shall cooperate with and provide reasonable assistance to the other party during a transition period of ninety (90) days.

     3.   PRICES AND TAXES.

          a. PRICES FOR SERVICES. Pursuant to the terms of this Agreement, StoresOnline shall be entitled to receive from Reseller: (i) the one-time Store Set-up Price set forth on the Addendum for each of Reseller's end-user customers which establishes a storefront pursuant hereto; and (ii) the applicable Monthly Base Wholesale Price set forth on the Addendum for each active storefront designated as such by Reseller.

          b.   [RESERVED].

          c. RETAIL PRICES FOR SERVICES. On or before the first day of each month, Reseller shall provide StoresOnline with a list of the Reseller prices charged for each class of Accounts or for each Account (as hereinafter defined).


          d.   PRICES FOR MALL DEVELOPMENT; MALL REVENUE SPLIT.   All prices
for Mall design, development and operation provided hereunder shall be as set forth on the Addendum. It is anticipated that the Malls will generate multiple revenue streams. Reseller and StoresOnline shall split the net revenue generated from all such revenue sources on a [**REDACTED**] basis. Such revenue sources to be split shall include, but are not limited to: (i) eCommerce advertisers provided by StoresOnline; (ii) the pro rata share of Mall banner advertising to which Reseller is entitled for participating in the Netgateway Online Mall network partners banner advertising program, and
(iii) click-through revenue from eTailer sales in the Malls. The parties hereto shall mutually agree to pricing in the event advertising space is sold on a straight-buy basis, and such revenues shall be split equally between the two parties. For purposes of this Section 3.d, "net revenue" shall mean gross revenues received from all existing and future revenue streams generated by the Malls less any contractual fees, commissions and other charges due from StoresOnline to third parties in connection with the generation of such revenues, including, but not limited to, commission fees for banner advertising placements and affiliate sales programs.


          e.   TAXES.   All prices for any services or products supplied
hereunder are exclusive of any federal, state or local sales, use, excise, AD VALOREM or personal property taxes levied, or any fines, forfeitures or penalties assessed in connection therewith, as a result of this Agreement or the installation or use of services or products hereunder (collectively, but exclusive of taxes based upon StoresOnline's income, "Taxes"). Reseller or Reseller's customers, as applicable, shall pay any and all such Taxes, or StoresOnline may pay such Taxes for Reseller's account or Reseller's customers' account, in which case Reseller shall be obligated to reimburse StoresOnline for amounts so paid. Any such Taxes which are charged to or payable by StoresOnline will be invoiced to and paid by Reseller in the manner set forth in Section 6 below. In the event that Reseller directly invoices its customers pursuant to paragraph 6.c hereof, Reseller shall be solely responsible for the collection and payment of any such Taxes.

     4.   PROMOTION.   StoresOnline shall produce two thirty-second television
commercials promoting the Malls and the Services. Reseller, at its sole expense, shall cablecast the commercials produced by Storesonline a combined minimum of five hundred times per broadcast month, per broadcast market, in each broadcast market where the Malls are fully functional, and shall continue to cablecast such commercials for the term of this Agreement.

     5.   CUSTOMER ACCOUNTS.

          a. CUSTOMER ACCOUNT REGISTRATION PROCESS. The Services provided hereunder include an online or non-electronic registration process that Reseller's customers will use to establish storefront accounts with StoresOnline (the "ACCOUNTS"). In order to establish an Account, Reseller's customers must complete the registration process in accordance with the terms set forth by StoresOnline. The general terms and conditions for the use of Accounts shall be posted from time to time on the Mall sites, or in the event that StoresOnline establishes an electronic exchange for Reseller, such information will be posted on Reseller's exchange. The terms and conditions as posted shall, in all events and at all times, be binding upon the Reseller and its customers who establish Accounts. The terms and conditions governing such Accounts may be amended from time to time by StoresOnline in its sole discretion.

          b. CONTINUATION OF CUSTOMER ACCOUNTS. Continuation of each customer Account is subject to the timely payment of the monthly fees associated with such Accounts, and failure to do so shall constitute grounds for StoresOnline to cancel and terminate an Account.

          c.   USE OF CUSTOMER INFORMATION.   The parties hereto agree that
the use of end-user customer and shopper data by either party shall be prohibited without the mutual consent of both parties. The manipulation, collection or evaluation of any such data shall be for the internal use and purposes of the parties only. In no event shall such information be resold, leased or otherwise transferred to any third parties. Upon termination of this Agreement, the parties shall cooperate in the use or disposal of all such information. This provision and the restrictions contained herein shall survive termination of this Agreement.

     6.   BILLING AND PAYMENT TERMS.

          a.   [RESERVED].

          b.   [RESERVED].

          c. DIRECT RESELLER BILLING FOR SERVICES. Reseller shall invoice its customers directly for the Services provided hereunder. Reseller shall remit directly to StoresOnline on a monthly basis all applicable Store Set-up fees and the Monthly Wholesale Retail Price for each active storefront in the Malls as determined by Reseller. All such fees shall be paid in advance and are due on the first day of each month.

          d. BILLING FOR MALL RELATED CHARGES; ADVERTISING AND RELATED REVENUES. All revenues generated from the Malls (including advertising and related revenues) which are required to be split between StoresOnline and Reseller pursuant to paragraph 3(d) hereof shall be invoiced and collected by StoresOnline. StoresOnline shall thereafter forward all amounts due, if any, to Reseller (net 30 days) at the address provided on the signature page hereto, together with a statement setting forth the total amount collected, the amounts payable to Reseller and the total amount remitted.

     7.   REAL TIME PAYMENT PROCESSING.   In the event that a customer wishes to
use the StoresOnline real-time credit card payment processing option, such customer must establish a customer account with an FDIC network bank and must open an account with a participating credit-card processor.

     8.   DISCLAIMER OF WARRANTIES AND LIMITATIONS OF LIABILITY.

          a. DISCLAIMER OF WARRANTY. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO, AND STORESONLINE EXPRESSLY DENIES, REJECTS AND DISCLAIMS ANY WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR WARRANTIES OF THE CORRECTNESS, ACCURACY, PRECISION, TIMELINESS OR
COMPLETENESS OF ANY INFORMATION OR SERVICES PROVIDED HEREUNDER.

          b. LIMITATION OF LIABILITY. STORESONLINE, ITS DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES AND AGENTS SHALL NOT BE LIABLE TO RESELLER OR TO ANY THIRD PARTY FOR ANY LOSS OR DAMAGE, WHETHER DIRECT OR INDIRECT, RESULTING FROM DELAYS OR INTERRUPTIONS OF SERVICE DUE TO MECHANICAL ELECTRICAL OR WIRE DEFECTS OR DIFFICULTIES, STORMS, STRIKES, WALK-OUTS, EQUIPMENT OR SYSTEMS FAILURES, OR OTHER CAUSES OVER WHICH STORESONLINE, ITS DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES OR AGENTS AGAINST WHOM LIABILITY IS SOUGHT, HAVE NO REASONABLE CONTROL, OR FOR LOSS OR DAMAGE, DIRECT OR INDIRECT, RESULTING FROM INACCURACIES, ERRONEOUS STATEMENTS, ERRORS OF FACTS, OMISSIONS OR ERRORS IN THE TRANSMISSION OR DELIVERY OF THE SERVICES, OR ANY DATA PROVIDED AS A PART OF THE SERVICES PURSUANT TO THIS AGREEMENT, EXCEPT TO THE EXTENT CAUSED BY THE NEGLIGENCE OR WILLFUL MISCONDUCT OF STORESONLINE.
IN ALL CASES ARISING FROM EVENTS OCCURRING DURING THE TERM OF THIS AGREEMENT, WHETHER BASED UPON TORT, CONTRACT, WARRANTY, INDEMNITY, CONTRIBUTION OR OTHERWISE, DAMAGES SHALL BE LIMITED TO, AND RESELLER AGREES NOT TO MAKE ANY CLAIM OR CLAIMS EXCEEDING TWENTY-FIVE THOUSAND DOLLARS ($25,000.00), REGARDLESS OF HOW MANY CLAIMS RESELLER MAY HAVE; PROVIDED, HOWEVER, THAT THE DOLLAR LIMITATION SET FORTH IN THIS SENTENCE SHALL NOT APPLY TO MONIES DUE TO RESELLER IN CONNECTION WITH ANY OF THE ACCOUNTS ESTABLISHED PURSUANT TO THIS AGREEMENT. IN ADDITION, IN NO EVENT SHALL STORESONLINE BE LIABLE TO RESELLER OR TO ANY THIRD PARTY FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES WHICH RESELLER OR SUCH THIRD PARTY MAY INCUR OR EXPERIENCE ON ACCOUNT OF ENTERING INTO OR RELYING ON THIS AGREEMENT OR UTILIZING THE SERVICES, REGARDLESS OF WHETHER STORESONLINE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER SUCH DAMAGES ARE CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF STORESONLINE.

          c. TIME FOR MAKING CLAIMS. ANY SUIT OR ACTION BY RESELLER AGAINST STORESONLINE, ITS DIRECTORS, OFFICERS, AFFILIATES, EMPLOYEES, AGENTS, SUCCESSORS OR ASSIGNS, BASED UPON ANY ACT OR OMISSION ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR SERVICES PERFORMED HEREUNDER, OR ANY ALLEGED BREACH THEREOF, SHALL BE COMMENCED WITHIN TWO (2) YEARS OF THE FIRST OCCURRENCE GIVING RISE TO SUCH CLAIM OR BE FOREVER BARRED. THIS PROVISION DOES NOT MODIFY OR OTHERWISE AFFECT THE LIMITATION OF STORESONLINE'S LIABILITY SET FORTH IN THIS PARAGRAPH 8 OR ELSEWHERE IN THIS AGREEMENT.

          d. DISCLAIMER. THE WARRANTIES AND CONDITIONS SET FORTH HEREIN AND THE OBLIGATIONS AND LIABILITIES OF STORESONLINE HEREUNDER ARE IN LIEU OF, AND BUYER HEREBY WAIVES, ALL EXPRESS AND IMPLIED WARRANTIES AND CONDITIONS, INCLUDING, WITHOUT LIMITATION, THOSE OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NONINFRINGEMENT. IN NO EVENT SHALL STORESONLINE'S LIABILITY FOR ANY CLAIM ASSERTED BASED ON A VIOLATION OF

WARRANTY OR CONDITION EXCEED THE AMOUNT PAID BY RESELLER
TO STORESONLINE FOR THE AFFECTED ITEM OF SERVICES.

          e.   INFRINGEMENT.   StoresOnline shall indemnify and hold Reseller
harmless from and against any claims by third parties pertaining to the infringement of U.S. copyrights, trademarks or patents arising solely from Reseller's use of any of computer programs or software products utilized by StoreOnline to provide the Services as authorized hereunder, provided that such computer programs or software products have not been altered, revised or modified by Reseller in a manner that causes the alleged infringement, and further provided that: (i) Reseller promptly notifies StoresOnline in writing of such claim; (ii) StoresOnline shall have sole control of the defense of any action on such claim and of all negotiations for its settlement or compromise; (iii) Reseller cooperates with StoresOnline in every reasonable way to facilitate the settlement or defense of such claim; and (iv) should such Services become or, in StoresOnline's opinion, be likely to become, the subject of an infringement claim, Reseller shall permit StoresOnline, at StoresOnline's expense, to (1) procure for Reseller the right to continue using such Services, or (2) replace or modify the same to become functionally equivalent yet non-infringing, or (3) upon the failure of
(1) and (2) above, terminate, without penalty, Reseller's use of the affected Services, in which event StoresOnline shall refund to Reseller on a pro-rata basis any prepaid amounts related thereto. Notwithstanding the foregoing, StoresOnline shall not be liable to indemnify Reseller for any claims of infringement by third parties relating in any manner to the contents of the Malls or any of the third party merchants' storefronts contained therein provided by Reseller or any of its end-user customers.

          f.   INDEMNIFICATION.    Each party, its directors, officers,
affiliates, employees and agents shall indemnify and hold harmless the other party, its directors, officers, affiliates, employees and agents, from and against any and all third party claims of up to twenty-five thousand dollars ($25,000) for any loss or damage resulting or arising solely from circumstances or events reasonably within the control of the indemnifying party; PROVIDED, HOWEVER, that the claim limitation set forth in the preceding sentence shall not apply to monies due to the indemnified party pursuant to the terms of this Agreement.

     9.   [RESERVED].

     10.  DEFAULT.

          a.   RESELLER'S DEFAULT.   The failure by Reseller to make any
payment required hereunder or a material breach by Reseller of its obligations hereunder shall constitute an event of default by Reseller. Upon the occurrence of an event of default, StoresOnline shall provide Reseller with written notice specifying the nature of such default. If Reseller has not cured such default within thirty (30) days after receipt of such notice, StoresOnline may, at its sole discretion, terminate this Agreement and/or seek any other available remedies available at law or in equity; PROVIDED, HOWEVER, that the cancellation of this Agreement shall not prevent Reseller from reselling the Services (and sublicensing the software component thereof) previously paid for by Reseller and sublicenses previously granted by Reseller pursuant hereto shall not be affected by such termination.

          b. STORESONLINE'S DEFAULT. The failure by StoresOnline to make any payment required hereunder or a material breach by StoresOnline of its obligations hereunder shall constitute an event of default by StoresOnline. Upon the occurrence of an event of default by StoresOnline, Reseller shall provide StoresOnline with written notice specifying the nature of such default. If StoresOnline fails to cure such default within thirty (30) days after receipt of such notice, Reseller may, at its sole option, terminate this Agreement and/or seek any other available remedies available at law or in equity.

          c.   INSOLVENCY.   The commencement of any proceeding (voluntary or
involuntary) in bankruptcy or insolvency by or against either party hereto, or the appointment (with or without the party's consent) of an assignee for the benefit of creditors or a receiver with respect to either party hereto shall constitute an event of default hereunder, and the non-defaulting party may elect to terminate this Agreement immediately.

     11.  DISPUTE RESOLUTION.

          a. It is the intent of the parties that all disputes arising under this Agreement be resolved expeditiously, amicably, and at the level within each party's organization that is most knowledgeable about the disputed issue. The parties understand and agree that the procedures outlined in this Paragraph 11 are not intended to supplant the routine handling of inquiries and complaints through informal contact with customer service representatives or other designated personnel of the parties. Accordingly, for purposes of the procedures set forth in this paragraph, a "DISPUTE" is a disagreement that the parties have been unable to resolve by the normal and routine channels ordinarily used for such matters. Before any dispute arising under this Agreement, other than as provided in subparagraph
e. below, may be submitted to arbitration, the parties shall first follow the informal and escalating procedures set forth below.

               (1) The complaining party will notify the other party in writing of the dispute, and the non-complaining party will exercise good faith efforts to resolve the matter as expeditiously as possible.

               (2) In the event that such matter remains unresolved for thirty (30) days after the delivery of the complaining party's written notice, a senior representative of each party shall meet or confer within ten
(10) business days of a request for such a meeting or conference by either party to resolve such matter.

               (3) In the event that the meeting or conference specified in (2) above does not resolve such matter, the senior officer of each party shall meet or confer within ten (10) business days of the request for such a meeting or conference by either party to discuss and agree upon a mutually satisfactory resolution of such matter.

               (4) If the parties are unable to reach a resolution of the dispute after following the above procedure, or if either party fails to participate when requested, the parties may proceed in accordance with subparagraph b. below.

          b. Except as provided in subparagraph e. below, any dispute arising under this Agreement shall, after utilizing the procedures in subparagraph a., be resolved by final and binding arbitration in Long Beach, California, before a single arbitrator selected by, and in accordance with, the rules of commercial arbitration of the American Arbitration Association. Each party shall bear its own costs in the arbitration, including attorneys' fees, and each party shall bear one-half of the cost of the arbitrator.

          c. The arbitrator shall have the authority to award such damages as are not prohibited by this Agreement and may, in addition and in a proper case, declare rights and order specific performance, but only in accordance with the terms of this Agreement.

          d. Either party may apply to a court of general jurisdiction to enforce a arbitrator's award, and if enforcement is ordered, the party against which the order is issued shall pay the costs and expenses of the other party in obtaining such order, including reasonable attorneys' fees.

          e. Notwithstanding the provisions of subparagraphs a. and b. above, any action by StoresOnline to enforce its rights under Paragraph 12e of this Agreement or to enjoin any infringement of the same by Reseller may, at StoresOnline's election, be commenced in the state or federal courts of California, and Reseller consents to personal jurisdiction and venue in such courts for such actions.

     12.  GENERAL.

          a.   ENTIRE AGREEMENT; AMENDMENT; SEVERABILITY.   This Agreement,
the Stock Purchase Agreement and the Warrant Agreement, each dated of even date herewith, constitute the entire agreement between StoresOnline and Reseller and supersede all previous understandings, negotiations and proposals, whether written or oral. This Agreement may not be altered, amended or modified except by an instrument in writing signed by duly authorized representatives of each party. In the event that any one or more provisions contained in this Agreement should for any reason be held to be unenforceable in any respect, such unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such unenforceable provision had not been contained herein.

          b.   FORCE MAJEURE.   Notwithstanding anything contained herein to
the contrary, neither party shall be liable to the other for delays or failures to perform an obligation to the other hereunder if such delay or failure to perform is due to any act of God, acts of civil or military authority, labor disputes, fire, riots, civil commotion's, sabotage, war, embargo, blockage, floods, epidemics, delays in transportation, inability beyond StoresOnline's reasonable control to obtain necessary labor, materials or manufacturing facilities, or when due to governmental restrictions, including the inability of StoresOnline to obtain appropriate U.S. export license approval or the subsequent suspension of same. In the event of any such delay or failure, the parties shall have an additional period of time equal to the time lost by reason of the foregoing in which to perform hereunder.

          c.   GOVERNING LAW.   This Agreement shall be governed in all
respects by the laws of the State of California, without regard to principles of choice of law.

          d. ASSIGNMENT. Reseller shall not assign this Agreement or any rights hereunder without the prior written consent of StoresOnline, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that Reseller may assign this Agreement or any rights hereunder to a successor or affiliate corporation. StoresOnline may assign this Agreement to a subsidiary or affiliate corporation.

          e.   DISCLOSURE OF INFORMATION.   Each party hereto acknowledges
that, in the course of meeting its obligations under this Agreement, it will obtain information relating to the other party, which is of a confidential and proprietary nature ("PROPRIETARY INFORMATION"). Such Proprietary Information may include, but is not limited to, trade secrets, know-how, inventions, techniques, processes, programs, schematics, data, customer lists, financial information and sales and marketing plans.

          Each party shall at all times during the term of this Agreement and for three years after its termination, keep in confidence and trust from any person or entity, all Proprietary Information of the other party and shall not disclose or use such Proprietary Information without the prior written consent of the party which owns such Proprietary Information, unless compelled to disclose such Proprietary Information by judicial or administrative process (including, without limitation, in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby of governmental or regulatory authorities) or by other requirements of law. Upon termination of this Agreement, each party shall promptly return to the other party all Proprietary Information under itscontrol and all copies thereof.

          Neither party shall disclose the specific terms of this Agreement to any third parties except as may be mutually agreed or as required by law or the order of a court of competent jurisdiction.

          The above limitations on disclosure of Proprietary Information shall not apply to information which becomes publicly available through no act of the disclosing party, is released by the owning party in writing with no restrictions, is lawfully obtained by the disclosing party without breach of this Agreement from third parties without obligations of confidentiality, is previously known by the disclosing party without similar restrictions as shown by documents in its possession prior to disclosure or is independently developed by the disclosing party.

          f.   COMPLIANCE WITH LAW.   Reseller shall comply with all
applicable law the violation of which would have a material adverse effect on StoresOnline or its business, including, without limitation, the export control laws of the United States of America and prevailing regulations which may be issued from time to time by the United States Department of Commerce and any export control regulations of the United States and those countries involved in transactions concerning the exporting, importing and re-exporting of Services purchased under application of these terms and conditions. Reseller shall also comply with the United States Foreign Corrupt Practices Act and shall indemnify StoresOnline from violations of such act by Reseller. This provision shall survive any termination or expiration of the Agreement.

          g.   EXERCISE OF REMEDIES.   Any delay or omission by either party
to exercise any right or remedy under this Agreement shall not be construed to be a waiver of any such right or remedy or any other right or remedy hereunder.

          h.   LIMITATION OF LIABILITY.   NEITHER PARTY SHALL BE LIABLE TO
THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES DUE TO FAILURE TO PERFORM ITS OBLIGATIONS HEREUNDER.

          i.   HEADINGS.   Headings contained in this Agreement are for
convenience only, are not a part of this Agreement, and do not in anyway interpret, limit or amplify the scope, extent or intent of this Agreement or any of the provisions hereof.

          j.   REGULATORY APPROVAL.   Reseller warrants that the Services and
the Malls, when utilized with its own products, will comply with all applicable industry and governmental standards and requirements.
StoresOnline assumes no responsibility or liability for these governmental and regulatory standards or requirements, which liability and responsibility is assumed entirely by Reseller. Upon request, StoresOnline will provide copies of regulatory approvals to Reseller.

          k. STORESONLINE BRANDING. StoresOnline shall have the right to place a "POWERED BY NETGATEWAY" or "POWERED BY STORESONLINE" byline in a prominent mutually agreed upon location on each storefront site and on each Mall site.

          l.   PUBLICITY.    StoresOnline (or its parent company, Netgateway,
Inc.) shall have the right to inform its customers and the public that StoresOnline has entered into this Agreement with Reseller. Each party may use the other's name or the name of its customers in marketing the Services and the development of the Malls and may link to each other's websites, but neither party will perform any actions which will harm the other's or its customers name and reputation.
          m.   NOTICES.   Any notice required in connection with this
Agreement shall be given in writing and shall be deemed effective upon personal delivery or three business days after deposit in the United States mail, registered or certified, postage prepaid and addressed to the party entitled to such notice at the address indicated below such party's signature line on this Agreement or at such other address as such party may designate by ten (10) days' advance written notice to the other party. All facsimile notices shall be confirmed by written notice mailed, as provided above, within five (5) days of the date of the facsimile is sent. Once confirmed, the notice shall be effective as of the date of the facsimile.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date set forth herein.

     STORESONLINE.COM, INC., A CALIFORNIA CORPORATION


     By     /s/ Donald M. Corliss Jr.
          ---------------------------------------------------

     Name:  Donald M. Corliss Jr.
           ------------------------------------------

     Its:       Authorized Agent

     NETGATEWAY, A NEVADA CORPORATION


     By     /s/ Donald M. Corliss Jr.
        ------------------------------------------------------

     Name:  Donald M. Corliss Jr.
           ------------------------------------------

     Its:       President


Address for Notices:

300 Oceangate, Suite 500
Long Beach, CA 90802
(562) 308-0010


       MEDIAONE OF COLORADO, INC.


     By      /s/ Edward H. Dunbar, Jr.
          -------------------------------------------------

     Name:   Edward H. Dunbar, Jr.
             ------------------------------------------

     Its:    V.P.
             ------------------------------------------

Address for Notices:

188 Inverness Drive West, 6th Floor
Englewood, CO 80112

Address:

Telephone:  (303) 858-3000
Facsimile:  (303) 858-3487
E-mail Address:

StoresOnline Sales Representative:  Alex Chaffetz
Company URL:  Mediaone.com
Technical Contact:
Telephone:
E-mail Address:

                                  ADDENDUM


NAME OF RESELLER:     MEDIAONE OF COLORADO, INC.

TYPE ENTITY:   CORPORATION

DATE OF AGREEMENT:  JULY 26, 1999
                         --

STANDARD FEATURE SET

Description of Reseller's Business: High speed Internet access, data transmission and cable television programming services.



CATALOGS



-  International Currencies
-  Weight Units: Kilograms, Grams, Pounds and Ounces
-  Sending Methods: Internet, Fax/Mail and Phone
-  Faxed Internet Orders
-  Payment Methods: VISA, MasterCard, American Express, Discover and JCB
-  Custom Payment Methods
- Standard Shipping Destinations: United States, Canadian Provinces and World Countries
-  Custom Shipping Destinations
-  Multiple Shipping Methods and Regions
-  Shipping Formula Variables: Quantities Ordered, Weight and Subtotal
-  Shipping Formula Functions: Minimum, Maximum and Range
-  Custom Tax Rates
- Custom Survey Questions: Long Answer, Short Answer, Multiple Choice and Single Choice
-  Custom Subtotal Items: Fixed, User Enterable and Optional
-  Users and Passwords



CATEGORIES



-  Unlimited Categories
-  Full Description
-  Image



PRODUCTS



-  Base Item Number
-  Description: Full Description
-  Image
-  Price
-  Sale Price
-  Unique Sale Price for Each Catalogue
-  Non-Taxable Products
-  Weight
-  Category
-  Multiple Product Options (i.e., Color, Size)
-  Multiple Product Option Items (i.e., Red, Green, Blue)
-  Custom Item Numbers based on Options
-  Custom Pricing based on Options
-  Option Conflicts
-  Quantity Discounts
-  Links to Related Items
-  Links to other URL's
-  Preview product pages
-  Generated HTML code to copy and paste into existing sites
-  Graphical pricing for easy integration into existing sites
-  Import product information from a test-delimited file



ORDERS



-  E-mail notification of new orders
-  Order Status
-  Waybill Number and Shipper
-  Custom Notes
-  End-user Order Tracking
-  Export Order Information



STORESONLINE POINT OF SALE



-  Multiple Merchant Numbers
-  Automatic authorization of orders sent over the Internet
-  Manual Authorizations
-  Credits
-  Automatic Settlement
-  Freeze and Thaw Transactions



STORESONLINE HOSTING



-  Home Page Builder
-  Unique URL
-  10 MB Free
-  Virtual hosting of existing domain names
-  Professionally designed templates
-  Customize your own templates



STORESONLINE SEARCH



-  Full Text Search Engine
-  Full Word Listing
-  Phrase or Boolean Searching
-  Re-index your site anytime
-  Integrate into existing sites



PRICING FOR STOREFRONT SERVICES:

Up to 100 Products:                            Additional products or additional
                                               design work with respect to any
  Monthly Base Wholesale Price: [**REDACTED**] storefronts may be included at
                                               StoresOnline's standard hourly
101 to 300 Products:                           rates for such work.

  Monthly Base Wholesale Price: [**REDACTED**] Scanning: [**REDACTED**] per
                                               image (first 10 images
                                               [**REDACTED**])
301 to 1000 Products:

  Monthly Base Wholesale Price: [**REDACTED**]

One Time Store Set-up Fee:

  Up to 100 products

  Monthly Base Wholesale Price: [**REDACTED**]



ADDITIONAL PRODUCTS OR ADDITIONAL DESIGN WORK WITH RESPECT TO ANY STOREFRONTS MAY BE INCLUDED AT STORESONLINE'S STANDARD HOURLY RATES FOR SUCH WORK.


[**REDACTED**]

MALL DEVELOPMENT SERVICES AND PRICES

     1.   DEVELOPMENT.  (a)   StoresOnline shall develop, manage, maintain and
host the Malls, which shall be branded around the Reseller name, brand and image. The Malls shall include an appropriate URL address, four to six featured products from various Reseller and third party advertisers, additional Reseller and non-Reseller advertiser stores and products catalogued with text references, and links to top tier eTailer sites (e.g., Amazon.com). The Malls shall also include an appropriate search engine, commerce functionality, banner and other appropriate advertising space, and such other features as both parties shall reasonably direct. The Malls shall link to a local online Mall in each cable market where Reseller has launched the sale of the Services pursuant to this Agreement. The Malls shall be accessible and fully functional by September 1, 1999 or such earlier date as may be mutually agreed by the parties.

          (b) ADDITIONAL MALLS MAY BE LAUNCHED PURSUANT TO THIS AGREEMENT UPON RESELLER'S WRITTEN NOTICE TO STORESONLINE OF ITS INTENTION TO LAUNCH A MALL IN A PARTICULAR BROADCAST MARKET. EACH ADDITIONAL MALL SHALL BE OPERATIONAL WITHIN FOURTEEN (14) BUSINESS DAYS OF STORESONLINE'S RECEIPT OF A WRITTEN NOTICE OF LAUNCH BY RESELLER. CUSTOMER STOREFRONTS DEVELOPED PURSUANT TO THIS AGREEMENT SHALL BE OPERATIONAL WITHIN FOURTEEN (14) BUSINESS DAYS OF STORESONLINE'S RECEIPT FROM A STOREFRONT CUSTOMER OF A COMPLETED STOREFRONT APPLICATION(S) AND ANY OTHER INFORMATION REQUIRED TO COMPLETE SUCH STOREFRONT, INCLUDING, WITHOUT LIMITATION, INFORMATION RELATED TO CUSTOM DEVELOPMENT SERVICES REQUIRED BY SUCH CUSTOMER.

[**REDACTED**]


     2. PRICING. StoresOnline shall waive its one-time development fee for the Malls. Reseller shall be entitled to all revenue generated by the Services and all associated television advertising revenue sold; PROVIDED, HOWEVER, that StoresOnline shall be entitled to: (a) a one-time store setup fee of $[**REDACTED**] for each storefront completed pursuant to this Agreement; and (b) the Montly Base Wholesale Price for each active Reseller storefront designated as such by Reseller, which amounts shall be payable in accordance with the terms of this Agreement. Additional design work and store development shall be available to Reseller and its end-user customers at StoresOnline's standard hourly rates.



     3. MALL REVENUES. It is anticipated that the Malls will generate multiple revenue streams. Reseller and StoresOnline shall split the net revenue generated from all such revenue sources on a [**REDACTED**] basis. Such revenue sources to be split shall include, but are not limited to: (i) eCommerce advertisers provided by StoresOnline; (ii) the pro rata share of Mall banner advertising to which Reseller is entitled for participating in the Netgateway Online Mall network partners banner advertising program; and
(iii) click-through revenue from eTailer sales in the Malls. The parties hereto shall mutually agree to pricing in the event advertising space is sold on a straight-buy basis, and such revenues shall be split equally between the two parties. For purposes of this provision, "net revenue" shall mean gross revenues received from all existing and future revenue streams generated by the Malls less any contractual fees, commissions and other charges due from StoresOnline to third parties in connection with the generation of such revenues, including, but not limited to, commission fees for banner advertising placements and affiliate sales programs.


          4. PROMOTION. StoresOnline shall produce two thirty-second television commercials promoting the Malls and the Services. Reseller, at its sole expense, shall cablecast the commercials produced by StoresOnline a combined minimum of five hundred times per broadcast month, per broadcast market, in each broadcast market where the Malls are fully functional, and shall continue to cablecast such commercials for the term of this Agreement.

          5.    EQUITY PARTICIPATION.   Pursuant to a Stock Purchase
Agreement dated of even date herewith, Reseller shall receive 50,000 shares of unregistered common stock of Netgateway, Inc., StoresOnline's corporate parent. Such common stock shall be subject to applicable restrictions under Rule 144 of the federal securities laws. Pursuant to a Warrant Agreement dated of even date herewith, Reseller shall also receive warrants for the purchase of up to 200,000 additional shares of common stock of Netgateway, Inc.; such warrants shall vest incrementally in tranches of 50,000 warrants as each additional one million of Reseller's cable television homes launch the Malls (over the one million homes intended to be launched on or before September 1, 1999) for a total of five million cable television homes ("Full Distribution") to be launched on or before February 28, 2001. All warrants which vest pursuant to this Agreement shall be exercisable by Reseller at a price equal to the market value of the common stock of Netgateway, Inc. as of the date such warrants are earned. Subject to certain divestiture obligations (as set forth more fully in the Warrrant Agreement), all warrants which vest pursuant hereto shall be exercisable for a period of two years from the date on which such warrants vest.

     6.   MISCELLANEOUS.    Reseller acknowledges and agrees that
StoresOnline intends to market independently the Services through various other channels and other reseller relationships for which Reseller shall have no participation. The parties hereto seek to launch the first Mall and begin promotion thereof into one million of Reseller's cable television homes by September 1, 1999. The parties shall use their best efforts to achieve Full Distribution into all remaining Reseller cable television homes on or before February 28, 2001.

                                   EXHIBIT A


                        STANDARD LICENSE AGREEMENT TERMS

          1.   LICENSE.   This License allows you to use any software associated
with the provision of the Services.

          2.   RESTRICTIONS.   You may not use, copy, modify or transfer the
program, or any copy, modification or merged portion, in whole or in part, except as expressly provided for in this License. If you transfer possession of any copy, modification or merged portion of the program to another party, your License is automatically terminated.

          3.   TERM.   The License is effective until terminated.  You may
terminate it at any other time by notifying Reseller of your intent to do so. The License will also terminate upon the occurrence of certain events set forth elsewhere in this Agreement. Upon such termination, you agree to destroy the program together with all copies, modifications and merged portions in any form.

          4. EXPORT LAW ASSURANCES. You agree that neither the pogrom nor any direct product thereof is being or will be shipped, transferred or re-exported, directly or indirectly, into any country prohibited by the US Export Administration Act and the regulations thereunder or will be used for any purpose prohibited by the Act.

          5.   LIMITED WARRANTY.   The program is provided "AS IS" without
warranty of any kind, either expressed or implied, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose. The full text of the warranty is provided in the user manual.

          6. LIMITED LIABILITY. In no event will StoresOnline or Reseller be liable to you for any damages, including any lost profits, lost savings or other incidental or consequential damages arising out of the use or inability to use such program even if StoresOnline or Reseller has been advised of the possibility of such damages, or for any claim by any other party.

          7.   GENERAL.   If you are a Government end-user, this License
conveys only "RESTRICTED RIGHTS," and in its use, disclosure and duplication are subject to Federal Acquisition Regulations, subparagraph (c)(1)(11) 52.227-7013. (See U.S. Government End-User provisions in manual.) This License will be construed under the laws of the State of California, except for that body of law dealing with conflicts of law. If any provision of the License shall be held by a court of competent jurisdiction to be contrary to law, that provisions shall be enforced to the maximum extent permissible, and the remaining provisions of this License shall remain in full force and effect.